UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                  I-TRAX, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                Delaware                                  23-3057155
        ------------------------                    ------------------------
(State of incorporation or organization)       (IRS Employer Identification No.)

             One Logan Square
        130 N. 18th St., Suite 2615
        Philadelphia, Pennsylvania                            19103
---------------------------------------------       ------------------------
   (Address of principal executive offices)                 (Zip Code)

     Securities to be registered pursuant to Section 12(b) of the Act:

            Title of each class                   Name of each exchange on which
            to be so registered                   each class is to be registered
---------------------------------------------     ------------------------------
       COMMON STOCK, $.001 PAR VALUE                 AMERICAN STOCK EXCHANGE

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

     Securities Act registration statement file number to which this form relates: NOT APPLICABLE

     Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
                               -------------------
                                (Title of Class)

Item 1.   Description of Registrant's Securities to be Registered.

General

          The authorized capital stock of I-trax, Inc. is 102,000,000 shares, of which 100,000,000 shares are designated as common stock, par value $.001 per share, and of which 2,000,000 shares are designated as preferred stock, par value $.001 per share.

Common Stock

          Holders of I-trax common stock are entitled to one vote for each share held of record on all matters submitted to a vote of I-trax stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably any dividends declared by I-trax's Board of Directors out of funds legally available for dividends. In the event of a liquidation, dissolution or winding up of I-trax, holders of I-trax common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights.

          On January 13, 2003, 9,372,727 shares of common stock were outstanding.

Preferred Stock

          I-trax is not registering the shares of its preferred stock for trading on the American Stock Exchange. The below descriptions of designations, relative rights and preferences of I-trax's preferred stock is provided only to compare the foregoing characteristics with those of I-trax's common stock.

          I-trax's preferred stock is issuable in series upon resolution of its Board of Directors. The Board of Directors is authorized to establish the relative terms, rights and other provisions of any series of preferred stock. No preferred stock is outstanding, and I-trax's Board of Directors has no current intention of issuing any preferred stock. However, unless otherwise required by law in a particular circumstance, the Board of Directors can, without stockholder approval, issue preferred stock in the future with voting and conversion rights which could adversely affect the voting power of the common stock. The issuance of preferred stock could be expected to, and may have the effect of, delaying, averting or preventing a change in control of I-trax.

Item 2.   Exhibits.

          Not applicable.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                              I-TRAX, INC.



Date:  January 14, 2003                       By:    /s/ Frank A. Martin
                                                     ---------------------------
                                              Name:  Frank A. Martin
                                              Title: Chief Executive Officer